Exhibit No. 99.42

                                 OPTION EXERCISE


     THIS AGREEMENT is entered into as of the 16th day of February, 2005 (the "Closing Date"), by and between Johnson Bank, as trustee of the H. Fisk Johnson Third Party Gift and Inheritance Trust (the "Purchaser"), and Imogene P. Johnson and Johnson Bank, as co-trustees of the Samuel C. Johnson 1988 Trust Number One dated September 14, 1988 (the "Seller").

                                    RECITALS

     A. On June 27, 2003, Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One, entered into an option agreement (the "Option Agreement") with his children, including H. Fisk Johnson.

     B. Pursuant to the Option Agreement, each of Samuel C. Johnson's children have the right to purchase certain assets of Seller, including all shares of stock or other interests (including interests in a voting trust) in Johnson Outdoors, Inc., a Wisconsin corporation, during the period beginning on May 22, 2004, the date of Samuel C. Johnson's death, and ending on February 22, 2005.

     C. Pursuant to the Option Agreement, the price to be paid for an Option Asset is the fair market value of such asset on the date the option is exercised. If market quotations are available for an asset, such as Class A shares of Johnson Outdoors, Inc., fair market value is the closing price for such asset on the business day immediately preceding the day the option is exercised. If market quotations are not available for an asset, such as Class B shares and Class B voting trust certificates of Johnson Outdoors, Inc., the fair market value of such asset must be established by an independent appraiser agreeable to both Purchaser and Seller.

     D. Prior to the Closing Date, H. Fisk Johnson assigned to Purchaser the option to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation: 146,988 Class A shares, 6,250 Class B shares and 11,762 Class B voting trust certificates.

     E. Purchaser now desires to exercise in part such option on the terms and conditions set forth in this agreement.

                                    AGREEMENT

     1. Exercise of Option. Purchaser hereby exercises its option to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation:
61,988 Class A shares, 6,250 Class B shares and 11,762 Class B voting trust certificates (the "Option Assets"). Seller hereby sells the Option Assets to Purchaser.

     2. Purchase Price. In exchange for the Option Assets, Purchaser herewith delivers to Seller $1,608,000.00, subject, however, to paragraph 3 below (the "Purchase Price"). The Purchase Price shall be payable by Purchaser's delivery to Seller of $8,000.00 in cash and Purchaser's execution and delivery to Seller of a secured promissory note substantially in the form of Exhibit A attached hereto in the principal amount of $1,600,000.00. Purchaser and Seller acknowledge and agree that their intent is that the Purchase Price be the actual fair market value of the Option Assets on the Closing Date.

     3. Adjustment of Purchase Price. The Purchase Price reflects a price of $20.10 for each Option Asset purchased. Purchaser and Seller have selected Willamette Management Associates (the "Appraiser") to determine the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates on the Closing Date (the "Appraised Value"). Because such appraisal could not be completed prior to the Closing Date, the Purchaser and Seller have estimated the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates as $362,041.20 ("Estimated Fair Market Value") based upon the information known to them as of the Closing Date. If the Appraiser determines that the Estimated Fair Market Value is not equal to the fair market value of the Option Assets consisting of Class B shares and Class B voting trust certificates as of the Closing Date, then within a reasonable period after the Appraiser determines the Appraised Value, Purchaser and Seller agree the following will occur:

          (a) In the event the Appraised Value exceeds the Estimated Fair Market Value, Purchaser shall deliver to Seller the difference between the Appraised Value and the Estimated Fair Market Value paid on the Closing Date.

          (b) In the event the Estimated Fair Market Value exceeds the Appraised Value, Seller shall refund to Purchaser the difference between the Estimated Fair Market Value paid on the Closing Date and the Appraised Value.

          (c) If either Purchaser or Seller fails to take appropriate action to make the adjustments set forth in this paragraph within a reasonable time after the Appraiser determines the Appraised Value, then the other party may take any action, pursue any remedy or constitute legal proceedings to enforce this paragraph and the terms of this Agreement.

     4. Parties in Interest. This agreement binds the parties hereto and their respective executors, administrators, legal representatives, trustees, heirs, distributees, legatees, successors and assigns. Nothing expressed or implied in this agreement is intended or may be construed to confer on any other person any rights, remedies, obligations or liabilities under or by reason of this agreement.

     5. Entire Transaction. This agreement contains the entire understanding among the parties hereto with respect to the transaction contemplated hereby and supersedes all other agreements and understandings between the parties with respect to the transaction.

     6. Applicable Law. The internal laws of the State of Wisconsin govern this agreement.

     7. Severability. If any provisions hereof shall be or become unenforceable for any reason, the validity and effect of all other provisions shall not be affected thereby.

     8. Headings. The headings contained in this agreement are for reference purposes only and will not affect the meaning or interpretation of any provision hereof.

     9. Counterparts. This agreement may be executed in multiple counterparts.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



PURCHASER:                                  SELLER:

H. FISK JOHNSON THIRD PARTY GIFT            SAMUEL C. JOHNSON 1988 TRUST
AND INHERITANCE TRUST                       NUMBER ONE

JOHNSON BANK, trustee

                                            /s/ John D. Andreoli, as agent for
/s/ Brian L. Lucareli                       Imogene P. Johnson, Trustee of the
---------------------------------------     Samuel C. Johnson 1988 Trust Number
Brian L. Lucareli, Senior Vice President    One
                                            ------------------------------------
                                            Imogene Powers Johnson, co-trustee


                                            JOHNSON BANK, co-trustee


                                            /s/ Brian L. Lucareli
                                            ------------------------------------
                                            Brian L. Lucareli, Senior Vice
                                            President

                                    EXHIBIT A

                             SECURED PROMISSORY NOTE



$1,600,000.00                                                  Racine, Wisconsin
                                                               February 16, 2005



     Johnson Bank, as trustee of the H. Fisk Johnson Third Party Gift and Inheritance Trust ("Borrower"), hereby promises to pay to the order of Imogene
P. Johnson and Johnson Bank, as trustees of the Samuel C. Johnson 1988 Trust Number One ("Lender"), on the "maturity date" (defined below) the principal sum of One Million Six Hundred Thousand Dollars ($1,600,000.00), together with interest on the unpaid principal balance from time to time outstanding at the rate of 4.72% per annum until the day preceding the maturity date. Interest and principal is due and payable annually on December 31st of each year in accordance with the attached repayment schedule, with a final payment in an amount necessary to pay all principal and interest then outstanding on December 31, 2019 (the "maturity date"). Interest shall accrue on any interest or principal which remains unpaid after 15 days from its due date at the applicable federal rate under Internal Revenue Code Section 1274(d) in effect on such due date.

     To secure payment of this Note, Borrower has pledged to Lender Borrower's interest in and to the following interests in Johnson Outdoors, Inc, a Wisconsin corporation, and all proceeds thereof: 61,988 Class A shares, 6,250 Class B shares and 11,762 Class B voting trust certificates ("Collateral"). Borrower warrants that, while any obligation under this Note remains outstanding, Borrower will (i) refrain from additional borrowing or making of any loan without the approval of the Lender and (ii) keep the Collateral free and clear of all other liens, encumbrances and security interests. In the event of default under this Note, the Lender may take possession of the Collateral without notice or hearing.

     Borrower may prepay any part or all of the principal amount of this note at any time and from time to time without penalty, provided that any such prepayment must be accompanied by a payment of the interest accrued to the date of the prepayment on the principal amount which is being prepaid.

     All payments made hereunder, including any prepayments, will be deemed to have been made on the date of receipt by Lender. All payments must be made to Lender at 555 Main Street, Suite 260, Racine, Wisconsin 53403, or at another place designated by Lender in a written notice to Borrower.

     The internal laws of the State of Wisconsin govern and control the construction, enforceability, validity and interpretation of this note.

     The parties hereto waive presentment for payment, notice of dishonor, protest and notice of protest.

     IN WITNESS WHEREOF, Borrower has signed and delivered this Note as of the date first above written.



                                       H. FISK JOHNSON THIRD PARTY GIFT
                                       AND INHERITANCE TRUST

                                       JOHNSON BANK, trustee


                                                    *** SAMPLE ***
                                       -----------------------------------------
                                       Brian L. Lucareli, Senior Vice President

                                 PROMISSORY NOTE

                               REPAYMENT SCHEDULE



Date              Total Payment        Interest Due         Principal Due       Principal Balance
-------------------------------------------------------------------------------------------------

                  $        -           $      -             $           -       $   1,600,000.00
31-Dec-05         $   150,366.24       $     65,795.51      $      84,570.73    $   1,515,429.27
31-Dec-06         $   150,366.24       $     71,528.26      $      78,837.98    $   1,436,591.29
31-Dec-07         $   150,366.24       $     67,807.11      $      82,559.13    $   1,354,032.16
31-Dec-08         $   150,366.24       $     63,910.32      $      86,455.92    $   1,267,576.24
31-Dec-09         $   150,366.24       $     59,829.60      $      90,536.64    $   1,177,039.60
31-Dec-10         $   150,366.24       $     55,556.27      $      94,809.97    $   1,082,229.63
31-Dec-11         $   150,366.24       $     51,081.24      $      99,285.00    $     982,944.63
31-Dec-12         $   150,366.24       $     46,394.99      $     103,971.25    $     878,973.38
31-Dec-13         $   150,366.24       $     41,487.54      $     108,878.70    $     770,094.68
31-Dec-14         $   150,366.24       $     36,348.47      $     114,017.77    $     656,076.91
31-Dec-15         $   150,366.24       $     30,966.83      $     119,399.41    $     536,677.50
31-Dec-16         $   150,366.24       $     25,331.18      $     125,035.06    $     411,642.44
31-Dec-17         $   150,366.24       $     19,429.52      $     130,936.72    $     280,705.72
31-Dec-18         $   150,366.24       $     13,249.31      $     137,116.93    $     143,588.79
31-Dec-19         $   150,366.18       $      6,777.39      $     143,588.79    $         -


                                 PROMISSORY NOTE

                               REPAYMENT SCHEDULE



Date              Total Payment        Interest Due         Principal Due       Principal Balance
-------------------------------------------------------------------------------------------------

                  $        -           $      -             $           -       $   1,600,000.00
31-Dec-05         $   150,366.24       $     65,795.51      $      84,570.73    $   1,515,429.27
31-Dec-06         $   150,366.24       $     71,528.26      $      78,837.98    $   1,436,591.29
31-Dec-07         $   150,366.24       $     67,807.11      $      82,559.13    $   1,354,032.16
31-Dec-08         $   150,366.24       $     63,910.32      $      86,455.92    $   1,267,576.24
31-Dec-09         $   150,366.24       $     59,829.60      $      90,536.64    $   1,177,039.60
31-Dec-10         $   150,366.24       $     55,556.27      $      94,809.97    $   1,082,229.63
31-Dec-11         $   150,366.24       $     51,081.24      $      99,285.00    $     982,944.63
31-Dec-12         $   150,366.24       $     46,394.99      $     103,971.25    $     878,973.38
31-Dec-13         $   150,366.24       $     41,487.54      $     108,878.70    $     770,094.68
31-Dec-14         $   150,366.24       $     36,348.47      $     114,017.77    $     656,076.91
31-Dec-15         $   150,366.24       $     30,966.83      $     119,399.41    $     536,677.50
31-Dec-16         $   150,366.24       $     25,331.18      $     125,035.06    $     411,642.44
31-Dec-17         $   150,366.24       $     19,429.52      $     130,936.72    $     280,705.72
31-Dec-18         $   150,366.24       $     13,249.31      $     137,116.93    $     143,588.79
31-Dec-19         $   150,366.18       $      6,777.39      $     143,588.79    $      -
